UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT
  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) July 24, 2008

                              MAGNA-LAB, INC.
                              ---------------
          (Exact name of Registrant as Specified in its Charter)

          New York                       0-21320                 11-3074326
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(State or Other Jurisdiction    (Commission file Number)        (IRS Employer
      of Incorporation)                                      Identification No.)

    6800 Jericho Turnpike, Ste. 120W, Syosset, New York               11791
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         (Address of Principal Executive Offices)                  (Zip Code)

        Registrant's telephone number, including area code (516) 393 5874

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 1 - Registrant's Business and Operations
Item 1.01 - Entry into a Material Definitive Agreement.

      On July 24, 2008, we entered into an Agreement and Plan of Merger with Belle Haven Partners, LLC under which a newly formed company ("IG Metals Acquisition Corporation") formed by Belle Haven for the purpose of acquiring all of the outstanding stock of Worldwide Equities, Inc., a Florida corporation ("WWE"), would be merged into a newly formed wholly owned subsidiary of our company formed solely for the purpose of facilitating the merger. WWE, through its wholly-owned subsidiary, International Global Metals, Inc., is focused on scrap metal recycling, with an emphasis on reselling and processing ferrous and non-ferrous scrap metal. The agreement is effective as of July 11, 2008.

      If the merger is completed, the stockholders of IG Metals Acquisition Corporation, who would be treated as the "acquiring company" for accounting and financial reporting purposes," will own 96.5% of our outstanding shares on a fully diluted basis. The ratio at which each share of IG Metals Acquisition Corporation would convert into newly issued shares of our company has not yet been fixed.

      The merger is contingent upon a number of things including, with limitation, IG Metals Acquisition Corporation raising $29 million in capital (which is anticipated to be principally debt) to finance its acquisition of WWE and consummation of that acquisition by September 30, 2008 (extendable to November 29, 2008 under certain circumstances provided our transaction costs up to $50,000 are reimbursed). The merger is also contingent on our company's liabilities (other than liabilities assumed or indemnified as provided in clauses (iii) and (iv) below) not exceeding $325,000, which will likely only be achievable by (i) our company raising additional equity prior to closing, (ii) our principal stockholder, who is also our principal debtholder, agreeing to convert debt to equity, (iii) divesting our interest in certain residual MRI technologies to our founder and assumption by our founder of associated liabilities and (iv) obtaining indemnity from our principal stockholder for certain liabilities, or some combination thereof. Issuance of additional equity would be dilutive to existing stockholders. At May 31, 2008, we reported liabilities of $416,000, roughly $100,000 of which is associated with the MRI technologies referred to in the preceding clause (iii).

      We have the right to terminate the agreement under certain circumstances, some of which circumstances would entitle us to reimbursement of up to $50,000 in transaction costs. Among the events triggering our termination right is our determination that based on our diligence investigation the transaction is not in the best interests of our shareholders. Belle Haven and IG Metals Acquisition Corporation have the right to terminate the agreement under certain circumstances, such as breach by us of a representation, warranty or covenant, some of which circumstances would entitle them to reimbursement of their transaction costs up to a similar cap. Neither party is to have liability to the other for a breach of, or failure to consummate the transactions contemplated by, the agreement, except in circumstances requiring expense reimbursement and then only to the extent of the $50,000 cap. To secure their expense reimbursement obligations, Belle Haven and IG Metals Acquisition Corporation have agreed to place $50,000 in escrow by August 11, 2008, or sooner if and when an agreed amount of funds are raised.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                MAGNA-LAB, INC.


Date:  July 25, 2008                            By: /s/ Kenneth C. Riscica
                                                    --------------------------
                                                    Kenneth C. Riscica
                                                    Treasurer and Secretary